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                                                                     EXHIBIT 5.1


                       [VINSON & ELKINS L.L.P. LETTERHEAD]


January 10, 2003



Enterprise Products Partners L.P.
Enterprise Products Operating L.P.
2727 N. Loop West
Houston, Texas 77008

Ladies and Gentlemen:


         We have acted as counsel to Enterprise Products Partners L.P., a Delaware limited partnership (the "Partnership"), and its 99% owned Delaware subsidiary, Enterprise Products Operating L.P., (the "Operating Partnership"), in connection with the offer and sale by the Partnership of up to 12,750,000 common units representing limited partner interests in the Partnership (the "Common Units"). We have participated in the preparation of the Partnership's registration statement on Form S-3 (No.: 333-56082) filed on February 23, 2001 by the Partnership with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and Amendment No. 1 thereto filed with the Commission on March 23, 2001, and declared effective by the Commission on March 27, 2001 (the "Registration Statement"). A prospectus supplement dated January 9, 2003 (the "Prospectus"), which together with the prospectus filed with the Registration Statement shall constitute part of the Prospectus, has been filed pursuant to Rule 424(b) promulgated under the Securities Act. Capitalized terms not defined herein shall have the meanings ascribed to them in the Underwriting Agreement dated January 9, 2003 relating to the offer and sale of the Common Units.

         In rendering the opinion set forth below, we have examined and relied upon (i) the Registration Statement, including the Prospectus; (ii) the Third Amended and Restated Agreement of Limited Partnership of the Partnership dated May 15, 2002, as amended, (iii) the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, and (iv) such certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinion hereafter expressed. As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Uniform Revised Limited Partnership Act, corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion.

         In connection with this opinion, we have assumed that all common units will be issued and sold in the manner described in the Prospectus and in accordance with the terms of the Underwriting Agreement.


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January 10, 2003

         Based upon and subject to the foregoing, we are of the opinion that when the Common Units have been issued and delivered in accordance with the terms of the Underwriting Agreement, the Common Units will be validly issued, fully paid and non-assessable.

         We hereby consent to the references to this firm under the caption "Legal Matters" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement or a Current Report on Form 8-K. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

                                        Very truly yours,



                                        /s/ VINSON & ELKINS L.L.P.
                                        ---------------------------------
                                        Vinson & Elkins L.L.P.




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